Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

OF MEMBERSHIP INTEREST

AND JOINT ESCROW INSTRUCTIONS

TO:	Capstone Title Company
Escrow No. 151130

(“Escrow Holder”)

This AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of this         day of July, 2015, by and among EAST WEST SECURED DEVELOPMENT, LLC, an Arizona limited liability company, as seller (“Seller”), and Medbox, Inc., a Nevada corporation, as buyer (“Buyer”).

R E C I T A L S:

A. Seller owns one hundred percent (100%) of the membership interest (the “Interest”) in EWSD I, LLC, an Arizona limited liability company (the “Company”);

B. The Company is the purchaser under that certain Contract to Buy and Sell Real Estate (Land) – Property with No Residences (“PSA”) dated July 13, 2015, between Company and Southwest Farms, Inc. (“Southwest”);

C. Pursuant to the PSA, the Company anticipates closing its purchase of that certain real property described as 214 East 39th Lane, Highway 96, Pueblo, Colorado 81006, the legal description of which is set forth on Exhibit A hereto (the “Farm”) from Southwest on August 7, 2015 (the “Farm Closing Date”) pursuant to that certain ESCROW No. 151130 with Escrow Holder (the “Farm Escrow); and

D. The parties hereto desire that simultaneously with the Company’s closing of its purchase of the Farm (the “Farm Closing”), Seller shall sell the Interest to Buyer and Buyer shall purchase the Interest from Seller pursuant to the Escrow Instructions contained in this Agreement (the “Interest Escrow”).

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree that the terms and conditions of this Agreement and the instructions to Escrow Holder with regard to the Interest Escrow created pursuant hereto are as follows:

A G R E E M E N T:

1. Purchase and Sale. Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, all of Seller’s right, title and interest in the Interest contingent upon Seller’s purchase of the Farm from Southwest as described in this Agreement, and the other closing conditions set forth herein, subject to the terms herein.

2. Purchase Price. The purchase price (“Purchase Price”) for the Interest shall consist of (i) $500,000 to be paid at the closing hereunder (the “Interest Closing”) by first releasing and immediately applying the Deposit (as defined below) to the Farm Purchase Price (defined below) in accordance with the PSA and this Agreement and the balance of such $500,000, if any, to be paid to Seller at the Interest Closing through immediately available funds paid through the Interest Escrow in cash; plus (ii) the Buyer’s promise to pay to Seller a 3% royalty on the adjusted gross revenue, if any, from operation of the Farm for the three year period beginning on January 1, 2016, such royalty to be paid 1/2 in cash and 1/2 in Buyer common shares the number of such shares to equal the quotient obtained by dividing the amount of the cash portion of the payment by the volume-weighted average price of Buyer’s common shares for the thirty trading days prior to the due date of the payment (the “Royalty Payment”). Adjusted gross revenue shall mean gross revenue after deduction of the Colorado state sales tax imposed on cannabis, which tax currently is 30%, and shall include the proceeds, if any, from the sale of any portion of or interest in the Farm (including the water and mineral rights or interests therein), less all expenses incurred in connection with any such sale.

3. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

(a) Initial Deposit. Pursuant to a certain Secured Promissory Note (the “Company Note”) dated July 10, 2015 between Seller and Company as co-borrowers and Buyer as lender, on July 10, 2015 Buyer deposited with Escrow Holder the sum of One Hundred Thousand Dollars ($100,000) (the “Initial Deposit”). Escrow Holder is hereby instructed to hold the Initial Deposit in accordance with this Agreement.

(b) Additional Deposits. On the date hereof and on each subsequent Friday for up to three consecutive weeks (i.e., July 24, July 31 and August 7) also pursuant to the Company Note, Buyer shall also deposit with Escrow Holder the sum of One Hundred Thousand Dollars ($100,000) (for a maximum aggregate additional deposit of Four Hundred Thousand Dollars ($400,000) (the “Additional Deposit” and, together with the Initial Deposit, and to the extend such deposits have been made, the “Deposit”). Escrow Holder is hereby instructed to hold the Deposit in accordance with this Agreement.

(c) Requirements for Deposit. Escrow Holder shall hold the Deposit in an account at a bank.

(d) Application of Deposit. At the Farm Closing, the Deposit shall be applied on behalf of the Company to the payment of the purchase price for the Farm to be paid by the Company to Southwest under the PSA (the “Farm Purchase Price”).

(i) Refund of Deposit. The Deposit shall be released by Escrow Holder to Southwest as a release of the Earnest Money (as defined in the PSA) in accordance with the PSA unless the Company has a Right to Terminate (as defined in the PSA) and timely terminates the PSA, in which event the Deposit shall be refunded to Buyer promptly upon such termination; provided, however, that Seller shall be liable to ensure, consistent with the Company Note, that the

Deposit shall be returned to Buyer if Buyer hereafter terminates this Agreement pursuant to a termination right contained herein (in which event neither party shall have any further rights or obligations under this Agreement except for those obligations which are specifically stated to survive any such termination (collectively, the “Surviving Obligations”), which shall survive such termination). Notwithstanding anything in this Agreement to the contrary, in each instance that this Agreement requires that the Deposit is to be refunded or released to Buyer, such requirement shall also mean that Seller shall cause the Company to take all steps necessary to accomplish such refund or release, and in all instances, the Seller shall be ultimately responsible, consistent with the Company Note, to pay to Buyer the amount of the Deposit to be so refunded or released in the event the Deposit is not refunded or released to Buyer within thirty (30) days from the date the refund or release was due.

(e) Closing Funds. On or before the Interest Closing, Buyer shall deposit or cause to be deposited with Escrow Holder, in immediately available funds, an amount, if any, equal to the cash portion of the Purchase Price for the Interest minus the Deposit (collectively, the “Balance of the Purchase Price”) referred to herein as the “Closing Funds”).

4. Escrow.

(a) Opening of Escrow. With regard to the Interest Escrow, Buyer and Seller agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions of Escrow Holder or other instruments as may reasonably be required by Escrow Holder in order to consummate the purchase and sale of the Interest contemplated by this Agreement. Any such supplemental instructions shall not conflict with, amend or supersede any portions of this Agreement. To the extent of any inconsistency between the provisions of such supplemental instructions and the provisions of this Agreement, the provisions of this Agreement shall control.

(b) Closing. For purposes of this Agreement, the Interest Closing shall be deemed to have occurred when

(i) the “Special Warranty Deed” (as defined in the PSA) has been recorded as required by the PSA and Farm Escrow;

(ii) all other terms of the PSA have been complied with in full (including without limitation the delivery to the Company of all deliverables required to be made by Southwest thereunder, including without limitation, bills of sale, tax certificates, assignments of leases, contracts, licenses, entitlement, approvals, authorizations, certificates and permits, general assignments, and keys to all entrance doors to all buildings on the Farm (collectively, “PSA Closing Deliverables”), and issuance to the Company of the title insurance policy all as required by the PSA); and

(iii) the Interest has been delivered to Buyer all in accordance with the terms hereof.

If the Farm Closing has not occurred by August 7, but the Farm Closing under the PSA has been extended then Seller may, by giving written notice to Buyer and Escrow Holder prior to August 8, 2015, extend the date for the Interest Closing to a date that is the earlier of (x) a date coterminous with the extension of the Farm Closing and (y) August 15, 2015 after which Buyer may terminate this Agreement and Seller must refund the Deposit to Buyer consistent with the Company Note.

5. Conditions to Closing.

(a) Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the transaction contemplated by this Agreement is subject to the satisfaction, in Buyer’s sole, absolute and subjective discretion, of the following conditions for Buyer’s benefit (or Buyer’s waiver thereof, it being agreed that Buyer may waive any or all of such conditions) on or prior to the dates designated below for the satisfaction of such conditions. In the event Buyer terminates this Agreement and the Interest Escrow due to the non-satisfaction of any of such conditions, then Buyer shall be entitled to the return of the Deposit (less the escrow and title cancellation fees and charges), and both Seller and Buyer shall be relieved of all further obligations and liabilities under this Agreement (except for the Surviving Obligations, which shall survive any such termination).

(i) Contingency Matters. Buyer shall have until 5 p.m. Pacific Time on the day before the Farm Closing Date (currently anticipated to be August 7, 2015) (such period of time shall be referred to herein as the “Contingency Period”) to satisfy itself, in Buyer’s sole, absolute and subjective discretion, as to the following matters:

(A) Buyer’s Review of the Farm Title Related Matters. Buyer shall be satisfied with all aspects of the Farm and its condition and suitability for Buyer’s intended use thereof, including without limitation, the form and substance of the title insurance policy to be issued in connection with the Farm Closing, the zoning and the availability of all permits, licenses, variances and the like necessary for Buyer’s intended use thereof. Subject to the immediately following paragraph, during the term of this Escrow, Buyer and its agents shall have the right to enter upon the Farm (Seller shall secure from Southwest permission to enter upon the Farm for this purpose), and to make such inspections, surveys and tests as may be necessary in Buyer’s discretion. Buyer shall use care and consideration in connection with any of its inspections or tests.

(B) Seller Financing Prior to the end of the Contingency Period, Seller shall have caused Southwest to remove Section 9(a)(xiii) from the promissory note representing the Seller Financing (as defined below) and Section 6.1(k) of the deed of trust securing the Seller Financing.

If, during the Contingency Period, Buyer determines that it is dissatisfied, in Buyer’s sole, absolute and subjective discretion, with any aspects of the Farm, or its condition or suitability for Buyer’s intended use (including without limitation, the form and substance of the title insurance policy to be issued in connection with the Farm Closing) or Seller has failed to comply with Section 5(a)(i)(B) hereof, then Buyer may terminate this Agreement and the Interest Escrow by delivering written notice of termination to Seller before the expiration of the Contingency Period, in which event (i) this Agreement and the Interest Escrow created pursuant hereto shall terminate and be of no further force or effect (except for the Surviving Obligations, which shall survive any such termination), Unless Buyer delivers affirmative written notice to Seller prior to the expiration of the Contingency Period electing to terminate this Agreement, Buyer shall be deemed to have elected to waive its termination rights set forth in this Section 5(a) effective as of the expiration of the Contingency Period.

(ii) Seller’s Obligations. As of the Interest Closing, Seller shall have performed all of the obligations and covenants required to be performed by Seller under this Agreement.

(iii) Seller’s Representations and Warranties. All of Seller’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made.

(b) Conditions to Seller’s Obligations. Seller’s obligation to consummate the transaction contemplated by this Agreement is subject to the satisfaction, in Seller’s sole, absolute and subjective discretion, of the following conditions for Seller’s benefit (or Seller’s waiver thereof, it being agreed that Seller may waive any or all of such conditions) on or prior to the Interest Closing. In the event Seller terminates this Agreement and the Escrow due to the non-satisfaction of any of such conditions, so long as Seller is not in breach under this Agreement, then the Deposit may be released to Seller as liquidated damages as more particularly set forth in Section 12 below.

(i) Buyer shall have timely performed all of the obligations required by the terms of this Agreement to be performed by Buyer.

(ii) All of Buyer’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made.

6. Deliveries to Escrow Holder

(a) By Seller. On or before the Interest Closing, Seller shall deposit or cause to be deposited with Escrow Holder the following documents and instruments:

(i) Deliveries. Such documents and instruments as may be reasonably requested by Escrow Holder to consummate the transactions contemplated herein.

(ii) The Interest. Certificates evidencing the Interest duly endorsed in blank or accompanied by duly executed membership interest transfer powers together with a fully executed Arizona Corporations Commission Form Articles of Amendment making Buyer the sole member of the Company (collectively, “Documents of Assignment of Interest”),

(b) By Buyer. Buyer shall deposit or cause to be deposited with Escrow Holder, on or before the Interest Closing, the Closing Funds as provided in Section 3(e) above together with the following documents and instruments:

(i) Deliveries. Such documents and instruments as may be reasonably requested by Escrow Holder to consummate the transactions contemplated herein.

7. Deliveries to Buyer Outside of Escrow. At the Closing, Seller shall deliver to Buyer:

(a) All PSA Closing. Deliverables, and all intangible property, architectural plans and specifications, lease files, and books and records pertaining to the Company and/or Farm.

8. Costs and Expenses. Buyer shall have no expenses in connection with the Farm Escrow. Buyer shall pay the escrow fees charged by Escrow Holder in connection with the Interest Escrow. Each party shall pay its own attorney’s fees in connection with the negotiation of this Agreement. Buyer shall be responsible for all of its due diligence costs. If, as a result of no fault of Buyer or Seller, the Interest Escrow fails to close, then (except as otherwise provided in this Agreement) Buyer shall pay Escrow Holder’s cancellation fees and charges in connection with that Escrow alone. If such Escrow fails to close as a result of either party’s default hereunder, such defaulting party shall be solely responsible for any escrow cancellation charges charged by Escrow Holder for such Escrow.

9. Disbursements and Other Actions by Escrow Holder. Prior to or simultaneous with the Interest Closing, Escrow Holder shall promptly undertake all of the following in the manner indicated:

(a) Funds. Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items chargeable to the account of Buyer pursuant hereto in payment of such costs, including, without limitation, the payment of the Purchase Price to or for the benefit of Seller, and disburse the balance of such funds, if any, to Buyer.

(b) The Interest. Deliver the Documents of Assignment of Interest to Buyer.

10. Seller’s Representations and Warranties.

(a) In consideration of Buyer entering into this Agreement and as an inducement to Buyer to purchase the Interest from Seller, Seller, Brian Loiselle, Todd Johnson, Eric Loiselle and D. J. Martin hereby makes the following representations and warranties to Buyer as of the date of this Agreement, each of which is material and being relied upon by Buyer:

(i) Organization. Each of the Seller and the Company have been duly organized, and are validly existing and in good standing, under the laws of the State of Arizona.

(ii) Authority. Seller has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized by all required limited liability company action. The person executing this Agreement on behalf of Seller has the power and authority to do so.

(iii) Subsidiaries. The Company has no subsidiaries.

(iv) Employees. The Company has no employees and since its inception has not had any employees.

(v) Title to Interest The only issued and outstanding equity of the Company consists of the Interest. The Interest has been duly authorized, is validly issued, fully paid and non-assessable. Seller is the sole record and beneficial owner of the Interest, has good, valid and marketable title to the Interest, free and clear of all Liens and has the power and authority to sell, transfer, assign and deliver the Interest as provided in this Agreement. Upon consummation of the transactions contemplated by this Agreement, Buyer shall be the record and beneficial owner of the Interest and have good, valid and marketable title to the Interest, free and clear of all Liens. No other person has any right, title or interest in the Company. Seller has never sold, conveyed, pledged, assigned, transferred or otherwise encumbered all or any portion of the Interest. Except as created by this Agreement, Seller has not granted or conveyed any outstanding rights or options to any person or entity to acquire any ownership interest in the Interest or the Company. Seller has not incurred any obligations or liabilities or entered into any contract, pledge or agreement that would be binding upon or affect the Interest or the Company after the Interest Closing. “Lien” means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction (including, in the case of real property, easements, rights of way, covenants, leases, licenses, zoning and setback requirements and other variances, but not including restrictions imposed by securities laws), charge, claim or other third-party rights of any kind in the nature of the foregoing.

(vi) No Violation. The execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions hereunder by Seller will not result in a material breach or violation of, or, with or without notice or lapse of time or both, constitute a material default under, or conflict in any material respect with, or result in the creation of any lien on the Interest under, any laws applicable to Seller or Company or any contract or instrument to which Seller or Company is a party or to which Seller or Company or the property, assets or business of either is bound.

(vii) PSA. There is no breach by the Company, nor to Seller’s or Company’s knowledge, by Southwest, under the PSA, and no facts or circumstances exist which now or with the passage of time would give a party under the PSA the right to terminate the PSA or require the release of the Earnest Money (as defined in the PSA) to Southwest.

(viii) Governmental Approval. No action by or in respect of, declaration, filing or registration with, or notice to, or authorization, consent or approval or permit of, any Governmental Authority is necessary or required for, or in connection with, the valid and lawful authorization, execution, delivery, and performance by Seller of the transactions contemplated thereby. Governmental Authority means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

(ix) Litigation. There are no Actions related to the Interest, the Company, the Farm or otherwise to which Seller is a party (either as plaintiff or defendant) pending or threatened that, individually or collectively, would be reasonably likely to result in a Material Adverse Effect, or that question the validity of the Farm Sale or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. There are no outstanding judgments, orders, decrees, citations, fines or penalties or written notices of violation against Seller affecting the Interest, the Farm or otherwise under any Legal Requirement that, individually or collectively, would be reasonably likely to result in a Material Adverse Effect. “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity and whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority. “Material Adverse Effect” means with respect to the Interest or the Farm, any change in, or effect thereon that, when considered either singly or in the aggregate, would result in a material adverse effect on the condition (financial or otherwise) or operations of the Company or the Farm taken as a whole.

(x) Assets and Liabilities of Company. The Company currently has no assets except the PSA, and no Liabilities except those existing under the PSA. Upon the Interest Closing, the Company will have no assets except the Farm, the PSA Closing Deliverables and the Title Policy on the Farm, and no Liabilities except the Southwest Financing and the Company Debt. “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due). “Southwest Financing” means the Company’s purchase money debt to Southwest secured by the Farm in the amount of approximately $3.67 million which the

Company has agree to repay at 5% per annum with 30 year amortization and a 3 year balloon. “Company Debt” means the Company’s debt to Seller in the amount of $800,000 which has been paid over to Southwest as a partial payment of the purchase price for the Farm which the Company has agreed to repay at 6% per annum with 30 year amortization and a 3 year balloon pursuant to a certain promissory note a copy of which is attached as Exhibit B hereto.

(xi) Compliance with Laws. Each of the Seller and the Company have complied, and are now complying, in all material respects, with all laws applicable to them or their business, properties or assets.

(xii) Property Vacant. There are no parties in possession of the Farm other than Southwest and no leases, subleases, licenses or other occupancy agreements giving rights to the Farm to any party.

(xiii) Taxes. Since its formation the Company has been a “disregarded entity” for Federal, State and local income taxes, and no election has been made to treat it otherwise. Since its inception the Company has not engaged in any business transactions other than the acquisition of the Farm. All Tax Returns required to be filed on or before the Interest Closing by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company have been timely paid whether or not shown on a tax return. The Company has withheld and paid each Tax required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, equity holder or other party, and each has complied with all information reporting and backup withholding provisions of applicable law. The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions against of the Company or by any taxing authority. Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar tax returns, examination reports, and statements of deficiencies assessed against, or agreed to, by the Company for all Tax periods from its inception.

(b) Each of the representations and warranties set forth in Paragraph 10 of this Agreement (collectively, “Seller’s Representations”) shall be deemed to have been remade at and as of the Interest Closing with the same force and effect as if first made on and as of the Interest Closing and shall survive the Closing.

11. Buyer’s Representations and Warranties. In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Interest to Buyer, Buyer makes the following representations and warranties, each of which is material and is being relied upon by Seller:

(a) Authority. Buyer has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized by all required corporate action. The person(s) executing this Agreement on behalf of Buyer have the power and authority to do so.

(b) Permitted Assignee. If the original Buyer hereunder has assigned its interest in this Agreement, such assignment has been made in compliance with this Agreement.

Each of the representations and warranties set forth in this Paragraph 11 (collectively, “Buyer’s Representations”) shall be deemed to have been remade at and as of the Interest Closing with the same force and effect as if first made on and as of the Interest Closing. Buyer’s Representations shall survive the Closing.

12. LIQUIDATED DAMAGES. IF BUYER FAILS TO CLOSE IN BREACH OF THIS AGREEMENT, THEN IN ANY SUCH EVENT, SELLER MAY TERMINATE THIS AGREEMENT AND SELLER AND BUYER SHALL THEREUPON BE RELEASED FROM THEIR OBLIGATIONS HEREUNDER, EXCEPT THOSE THAT SURVIVE A TERMINATION OF THIS AGREEMENT. IF, AS A RESULT OF SUCH TERMINATION BY SELLER, NEITHER THE COMPANY, SELLER OR ANY AFFILIATE OF SELLER OR THE COMPANY, PURCHASE OR ACQUIRE THE FARM WITHIN ONE YEAR FROM THE DATE OF SUCH TERMINATION (“FAILED PURCHASE”), THEN BUYER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER’S DAMAGE BY REASON OF A FAILED PURCHASE. ACCORDINGLY, BUYER AND SELLER AGREE THAT IN THE EVENT OF DEFAULT BY BUYER UNDER THIS AGREEMENT THAT RESULTS IN A FAILED PURCHASE, IT WOULD BE REASONABLE AT SUCH TIME OF THE FAILED PURCHASE TO AWARD SELLER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY AT LAW AND EQUITY, “LIQUIDATED DAMAGES” EQUAL TO THE AMOUNT OF THE DEPOSIT.

THEREFORE, IF BUYER FAILS TO CLOSE IN DEFAULT OF THIS AGREEMENT, AND AS A RESULT, SELLER TERMINATES THIS AGREEMENT, SELLER MAY INSTRUCT THE ESCROW HOLDER OF THE SAME WHEREUPON ESCROW HOLDER SHALL CONTINUE TO HOLD THE DEPOSIT UNTIL THE DATE THAT IS ONE YEAR AFTER THE DATE OF SUCH TERMINATION, AT WHICH TIME THE PARTIES SHALL NOTIFY THE ESCROW HOLDER WHETHER OR NOT A FAILED PURCHASE HAS OCCURRED. IF A FAILED PURCHASE HAS OCCURRED, ESCROW HOLDER SHALL RELEASE THE DEPOSIT TO SELLER AND CANCEL THE ESCROW. IF A FAILED PURCHASE HAS NOT OCCURRED, ESCROW HOLDER SHALL RELEASE THE DEPOSIT TO BUYER AND CANCEL THE ESCROW. UPON ESCROW HOLDER’S RELEASE OF THE DEPOSIT IN ACCORDANCE WITH THIS SECTION, BUYER SHALL BE RELIEVED FROM ALL OBLIGATIONS AND LIABILITIES HEREUNDER WITH NO EXCEPTION.

SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS PARAGRAPH 12 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

13. Buyer’s Remedies. If Seller shall default under this Agreement, then Buyer, may either, at its sole discretion and election, in addition to whatever other remedies it may have in law or equity:

(a) deliver written notice to Seller that Buyer elects to terminate this Agreement, in which event, consistent with the Company Note, Buyer shall be entitled to a return of the Deposit and the parties shall have no further obligations under this Agreement except for the Surviving Obligations which shall survive such termination; or

(b) provided that Buyer is not otherwise in default under this Agreement, bring an action against Seller to seek specific performance of Seller’s obligations hereunder within sixty (60) days following the scheduled Closing Date. Such action for specific performance will not be construed to require Seller to cure any title defect (except as specifically provided in Paragraph 5 of this Agreement), cure any untrue representation, comply with any covenant hereunder, cure any physical condition existing at the Interest, or cause any third party to take any action with respect to the Interest or Seller.

14. Indemnification. Notwithstanding Section 14 hereof, Seller, Company, Brian Loiselle, Todd Johnson, Eric Loiselle and D. J. Martin shall jointly and severally indemnify and defend Buyer and its respective officers and directors, agents and representatives (such persons referred to herein individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) against, and shall hold each of them harmless from, any and all costs, claims, damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit, proceeding, plus any assessments, interest and penalties thereon) (collectively, and after subtracting the amount of any insurance proceeds recoverable with respect thereto, “Loss”) incurred or suffered by any Buyer Indemnified Person arising out of any misrepresentation or breach, or any allegation thereof, of any representation, warranty, covenant or agreement made or to be performed by Seller, Company, Brian Loiselle or Todd Johnson pursuant to this Agreement to the extent such Loss derives from, applies or relates to the Interest or the Company.

15. Notices. Any demand, request or notice which either party hereto desires or may be required to make or deliver to the other shall be in writing and shall be deemed given upon receipt if delivered personally or by electronic mail (provided that any notice given by electronic mail is also given by one of the other methods permitted herein), or on the next business day if delivered by overnight mail, or on the date of receipt or rejection as shown on the returned receipt if deposited in the United States Mail in registered or certified form, return receipt requested, addressed as follows:

To Buyer:	Medbox, Inc.
8439 West Sunset Boulevard
West Hollywood, CA 90069
Attn: Jeff Goh, President

With a copy to:	Manatt, Phelps & Phillips, LLP

To Seller:	East West Secured Development, LLC

Notice of change of address shall be given by written notice in the manner detailed in this Paragraph 15. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.

16. Brokers. Buyer and Seller represent and warrant to one another that neither, respectively, was represented in connection with the sale of the Interest hereunder by any broker, finder or other person in connection herewith. If any claims for brokers’ or finders’ fees for the consummation of this Agreement arise, then Buyer hereby agrees to indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any actual or alleged statement or representation or agreement by Buyer, and Seller hereby agrees to indemnify, save harmless and defend Buyer if such claims shall be based upon any actual or alleged statement, representation or agreement made by Seller.

17. Legal Fees. In any dispute between the parties arising out of this Agreement, the prevailing party shall be awarded its attorney fees and costs incurred in connection with the dispute, including fees and costs incurred in any appeal. All such attorney fees and costs shall be deemed to have accrued on commencement of any legal action or proceeding and this section shall be enforceable whether or not such legal action or proceeding is prosecuted to judgment. For purposes of this section, and to the fullest extent permitted by law, “prevailing party” includes a party against whom a legal action is filed and later voluntarily dismissed in whole or in part, regardless of the reason or motivation for such dismissal.

18. Assignment. Buyer shall not assign, transfer or convey its rights and/or obligations under this Agreement and/or with respect to the Interest without the prior written consent of Seller, which consent Seller may withhold in its sole and absolute discretion; provided that Buyer shall have the right to assign this Agreement, without Seller’s consent, to any entity controlled, controlled by or under common control with Buyer. Any attempted assignment without the prior written consent of Seller (when Seller’s consent is required) shall be void and Buyer shall be deemed in default hereunder. Any assignment of this Agreement by Buyer shall not relieve the assigning party from its liability under this Agreement.

19. Miscellaneous.

(a) Confidentiality. Buyer agrees to keep confidential the content of any materials provided by Seller, as well as the results of its due diligence activities, except for such disclosures as may be required by law or disclosures made to Buyer’s employees, partners, employees, lenders, investors, accountants, attorneys and advisors. This confidentiality provision shall expire upon the Closing. Upon any termination of this Agreement, Buyer shall return to Seller all such documents and materials provided to Buyer by Seller together with all reports and other written materials assembled by Buyer as part of its due diligence activities (excluding any internally-prepared analyses). Buyer’s documents shall be delivered to Seller AS-IS, without representation or warranty.

(b) Required Actions of Buyer and Seller. Buyer and Seller agree to execute such instruments and documents and to diligently undertake such actions (at no cost to the undertaking party except as otherwise expressly provided herein) as may be reasonably required in order to consummate the purchase and sale herein contemplated and shall use good faith efforts to accomplish the Closing in accordance with the provisions hereof.

(c) Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof. All references herein to a particular time of day shall be deemed to refer to Pacific Standard Time.

(d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument and may be delivered by PDF file or other electronic means.

(e) Captions. Any captions to, or headings of, the paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

(f) No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties thereto, to any person or entity other than the parties hereto.

(g) Amendment to this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by all of the parties hereto.

(h) Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

(i) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

(j) Entire Agreement. This Agreement supersedes any prior agreements, negotiations and communications, oral or written, and contains the entire agreement between Buyer and Seller as to the subject matter hereof. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party shall be of any effect unless it is in writing and executed by the party to be bound thereby.

(k) Partial Invalidity. If any portion of this Agreement as applied to either party or to any circumstances shall be adjudged by a court to be void or unenforceable, such portion shall be deemed severed from this Agreement and shall in no way effect the validity or enforceability of the remaining portions of this Agreement.

(1) Successors and Assigns. Subject to the provisions of Paragraph    hereof, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

(m) Business Days. In the event any date described in this Agreement relative to the performance of actions hereunder by Buyer, Seller and/or Escrow Holder falls on a Saturday, Sunday or legal holiday, such date shall be deemed postponed until the next business day thereafter. All references in this Agreement to the term “days” shall mean calendar days except as otherwise provided herein to the contrary.

(n) Submission of Agreement. Submission of this Agreement to Buyer for examination or signature does not constitute a reservation, right or option to purchase the Interest, and will not be effective as a binding purchase and sale agreement or otherwise until full execution by and delivery to both Buyer and Seller.

(o) Ambiguities. Each party to this Agreement has substantial experience with the subject matter of this Agreement and has each fully participated in the negotiation and drafting of this Agreement and has been advised by counsel of its choice with respect to the subject matter hereof. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

(p) Loiselle Indemnity. Buyer shall indemnify and defend Brian Loiselle against, and shall hold him harmless from, any and all costs, claims, damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit, proceeding, plus any assessments, interest and penalties thereon) (collectively, and after subtracting the amount of any insurance proceeds recoverable with respect thereto, “Loss”) incurred or suffered by him arising out of any claim made by Southwest against him under the Southwest Financing, unless any such claim, or any failure to pay or other default under such Financing is caused by any breach or wrongful act of Brian Loiselle.

(q) No Trading. Seller, Company, Brian Loiselle and Todd Johnson acknowledge and agree that each may possess Confidential Information about Buyer which constitutes “material nonpublic information” as such term is used under applicable federal and state securities laws and trading on the basis of such information may constitute a violation of Section 10b-5 of the Exchange Act. Accordingly, such parties agree that they will not buy or sell any of Buyer’s securities, or otherwise enter into any transaction relating to Buyer’s securities, between the date of this Agreement and forty-eight (48) hours following the public announcement of the transactions contemplated by this Agreement by Buyer.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

“Buyer”

Medbox, Inc.

a Nevada corporation

“Seller”

East West Secured Development, LLC

An Arizona limited liability company

And, with respect to Sections 10, 12 and 19 hereof: